March 19, 2003


MeadWestvaco Corporation
One High Ridge Park
Stamford, CT 06905


Gentlemen:

     As Senior Vice President, General Counsel and Secretary for MeadWestvaco Corporation (the "Company") I have acted as your counsel in connection with the authorization of $500.0 million principal amount of debt securities (the "Securities") of the Company and have examined a copy of the Indenture among the Company, the guarantors named therein and The Bank of New York, as Trustee, dated as of April 2, 2002 (the "Indenture"), in the form in which it was executed by the Company and the Trustee, the Company's registration statement on Form S-3 relating to the Securities (the "Registration Statement"), the prospectus contained in such Registration Statement (the "Prospectus") and the form of Security to be issued pursuant to the Indenture.

     I have examined such corporate records, documents, certificates and instruments as in my judgment are necessary and appropriate to enable me to render the opinion expressed below and I have participated in the preparation of the Securities and the Registration Statement and Prospectus referred to below. I have also examined and am familiar with the Indenture.

     It is my opinion that:

          (a) The Company has been incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware;

          (b) The Indenture is a valid and binding instrument enforceable according to its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws affecting enforcement of creditors' rights; and

          (c) When the issuance of a Security has been authorized by the Company as contemplated in the Indenture, and when such Security has been executed, authenticated and delivered in accordance with the terms of the Indenture, and as described in the Registration Statement and in the underwriting agreement to be executed in connection with the purchase and sale of such Security and filed as an exhibit to the Registration Statement, such Security will constitute a valid and legally binding obligation of the Company enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws affecting enforcement of creditors' rights and will be entitled to the benefits of the Indenture.




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     I consent to the filing of this Opinion as an exhibit to the Registration
Statement of the Company filed with the Securities and Exchange Commission for the registration under Securities Act of 1933 as amended of the Securities, and to the use of my name under the heading, "Legal Opinions," in the Prospectus.


                                  Very truly yours,


                                  /s/ Wendell L. Willkie, II
                                  -------------------------------------------
                                  Wendell L. Willkie, II
                                  Senior Vice President, General Counsel  and
                                  Secretary